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                              FIRST AMENDMENT TO
                            TEAM RENTAL GROUP, INC.
                       1994 INCENTIVE STOCK OPTION PLAN

      THIS FIRST AMENDMENT is effective the 18th day of June, 1996, and is made by TEAM RENTAL GROUP, INC. a corporation organized and doing business under the laws of the State of Delaware (the "Company").

                             W I T N E S S E T H:

      WHEREAS, the Company has previously adopted the Team Rental Group, Inc. 1994 Incentive Stock Option Plan (the "Plan");

      WHEREAS, the disinterested members of the Board of Directors of the Company and the stockholders of the Company have approved an increase in the number of shares available for grant pursuant to the Plan from 260,000 to 760,000; and

      WHEREAS, the disinterested members of the Board of Directors of the Company and the stockholders of the Company have approved appropriate amendments to the Plan to qualify the Plan for the qualified performance-based compensation exception to the remuneration deduction limitation imposed under
Section 162(m) of the Internal Revenue Code.

      NOW THEREFORE, the Plan is hereby amended as follows:

                                      1.

      Section 2(4) of the Plan is hereby amended by deleting Section 2(4) of such Plan in its entirety, and replacing it with the following:

      "(4) Common Stock means the Class A common stock, par value $.01 per share, and the Class B common stock, par value $.01 per share, of the Company."

                                      2.

      Section 4 of the Plan is hereby amended by deleting Section 4 of such Plan in its entirety, and replacing it with the following:

      "4. Stock Subject to Plan. The maximum aggregate number of shares of Common Stock that may be made subject to Options granted hereunder is 760,000 shares, which number shall be adjusted in accordance with Section 9 in the event of any change in the Company's capital structure. Shares of Common Stock issued to the Plan may consist, in whole or in part, of either authorized and unissued shares or issued shares held in the Company's treasury. Any shares subject to an Option that for any reason






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           expires or is terminated unexercised as to such shares may again be the subject of an Option under the Plan."

                                      3.

      Section 5 of the Plan is hereby amended by deleting the first sentence of such section, and replacing it with the following: "The Plan shall be administered by a Committee appointed by the Board consisting of not fewer than two individuals who are Directors, who are not Employees and who are Disinterested Persons and "outside directors" within the meaning of Code
Section 162(m)."

                                      4.

      Section 7(1) of the Plan is hereby amended by deleting the first sentence of such section, and replacing it with the following:

      "Subject to the conditions on Incentive Options contained in Section 8(2), if applicable, the purchase price per share of Common Stock payable upon the exercise of each Option granted hereunder shall be as determined by the Committee in its discretion but shall not be less than the fair market value of the Common Stock on the day the Option is granted."

                                      5.

           Except as specifically amended by this First Amendment, the Plan shall remain in full force and effect as prior to this First Amendment.


      IN WITNESS WHEREOF, the Company has caused this First Amendment to be executed on the day and year first above written.

                                    TEAM RENTAL GROUP, INC.


                                    By:
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                                    Title:
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